Exhibit 99.1

Deere & Company
One John Deere Place
Moline, IL 61265 USA
Phone: 309-765-8000
www.deere.com

NEWS RELEASE – November 22, 2005

For more information:

Ken Golden

Deere & Company

309-765-5678

DEERE REPORTS FOURTH-QUARTER EARNINGS OF $233 MILLION

•                  Results are second-best ever for a fourth quarter despite deep production cuts.

•                  Construction markets continue to show solid growth.

•                  Full-year earnings hit record $1.447 billion on 10% revenue gain.

•                  Next year’s profit forecast similar to 2005 results.

MOLINE, Illinois (November 22, 2005) — Deere & Company today announced worldwide net income of $232.8 million, or $.96 per share, for the fourth quarter ended October 31, compared with $356.7 million, or $1.41 per share, for the same period last year. For the full year, net income was $1.447 billion, or $5.87 per share, compared with $1.406 billion, or $5.56 per share, last year.

Worldwide net sales and revenues declined 1 percent to $5.177 billion for the fourth quarter and increased 10 percent to $21.931 billion for the full year. Net sales of the equipment operations were $4.486 billion for the quarter and $19.401 billion for the year, compared with $4.612 billion and $17.673 billion for the periods last year.

“We’re pleased the company remained solidly profitable for the quarter, even though our results were affected negatively by substantial production cutbacks,” said Robert W. Lane, chairman and chief executive officer. “Consistent with our focus on disciplined asset management, field and company-owned inventories have been held in check. This helps set the stage for the successful launch of important new products in 2006 and keeps our longer-range financial goals on track.”

Summary of Operations

Excluding the effect of currency translation and price realization, the company’s worldwide equipment sales were down 5 percent for the quarter and up 5 percent for the year. On a reported basis, equipment sales in the U.S. and Canada declined 2 percent for the quarter and rose 10 percent for the year. Outside the U.S. and Canada, equipment sales declined by 6 percent for the quarter and rose by 6 percent on a full-year basis excluding currency translation. Equipment sales outside the U.S. and Canada on a reported basis fell 5 percent for the quarter and increased 10 percent for the year.

Deere’s equipment divisions reported operating profit of $224 million for the quarter and $1.842 billion for the year, compared with $449 million and $1.905 billion last year. Operating profit for the quarter declined primarily due to lower manufacturing volumes and shipments in the agricultural equipment division, as well as higher warranty costs. The rate of warranty costs for the full year was similar to 2004. Operating profit for the year was down primarily due to higher selling and administrative expenses, increased manufacturing overhead related to production-system improvements, and higher research and development costs. These factors were partially offset by the margin on higher shipments and lower retirement benefit costs. Improved price realization offset higher raw material costs for both periods.

Trade receivables and inventories at the end of the quarter were $5.253 billion, or 27 percent of previous 12-month sales, compared with $5.206 billion, or 29 percent of sales, a year ago.

Financial services, which includes credit and health care operations, reported net income of $92.1 million for the quarter and $345.0 million for the year versus $88.2 million and $309.2 million last year. In the fourth quarter, the company’s credit operations had lower net income due to narrower financing spreads, lower gains on retail-note sales, and a higher provision for credit losses, partially offset by growth in the portfolio. For the full year, credit net income was higher as a result of growth in the portfolio and a lower provision for credit losses, partially offset by narrower financing spreads and lower gains on retail-note sales. Also included in financial services results were improved health-care underwriting margins for both periods.

Company Earnings Outlook

Company equipment sales are expected to increase by 1 to 3 percent for full-year 2006 and by 11 to 14 percent for the first quarter. Production levels are expected to be down slightly for the year but up about 4 percent in the first quarter. Based on the above, net income is forecast to be around $1.5 billion for the year and in a range of $175 million to $200 million for the first quarter.

Company Summary

“Deere’s 2005 results show we are successfully executing our strategies for building a business that can produce strong levels of cash flow in all types of conditions,” Lane said. “In addition to producing record earnings for the year, Deere continued to bring advanced new products to market and fund its global growth plans.”  The company in 2005 also returned approximately $1.2  billion to stockholders through share repurchases and dividends, he noted.

* * *

Equipment Division Performance

•                  Agricultural Equipment. Division sales declined 10 percent for the quarter and increased 9 percent for the year. Lower shipments in the fourth quarter were partially offset by improved price realization and currency translation. Sales for the year were higher due to improved price realization, higher shipments and currency translation. Operating profit was $57 million for the quarter and $970 million for the year, compared with $267 million and $1.072 billion last year. Quarterly profit was down primarily due to the margin lost as a result of lower shipments, inefficiencies related to lower worldwide production volumes, and higher warranty costs. Lower operating profit for the year was primarily due to an increase in manufacturing overhead, research and development, and selling and administrative expenses. Partially offsetting these factors was the margin on higher shipments and lower retirement benefit costs. Improved price realization more than offset the increase in raw material costs for the fourth quarter and offset the increase experienced for the year.

•                  Commercial & Consumer Equipment. Sales were up 3 percent for the fourth quarter primarily due to increased sales in the landscapes business, which made an acquisition during the third quarter. Sales declined 4 percent for the year reflecting the impact of unfavorable weather conditions on the sale of consumer riding-lawn equipment during the critical selling season. The division had an operating loss of $10 million for the quarter and operating profit of $183 million for the year, versus an operating loss of $12 million and operating profit of $246 million for the respective periods last year. The quarter’s operating loss was lower primarily due to improved price realization, offset by the impact of reduced production volumes. For the year, operating profit was down primarily due to lower shipments and production in response to a weaker retail environment. Improved price realization more than offset an increase in raw material costs for the year.

•                  Construction & Forestry. Division sales rose 10 percent for the quarter and 24 percent for the year reflecting strong activity at the retail level. Operating profit was $177 million for the quarter and $689 million for 12 months, compared with $194 million and $587 million last year. Lower operating profit for the quarter was primarily due to higher warranty costs and higher material costs, partially offset by the margin on increased shipments and improved price realization. The profit increase for the year was mainly a result of higher sales and efficiencies related to stronger production volumes. Improved price realization offset the impact of higher raw material costs for the year. Operating profit in 2004 included a $30 million pretax gain from the sale of an equipment rental company.

Market Conditions & Outlook

•                  Agricultural Equipment. Although the farm sector is expected to remain in solid financial condition, industry sales in the U.S. and Canada are forecast to be down 5 to 10 percent in 2006. Factors contributing to the decline include concerns over higher farm input costs, especially for fuel and fertilizer, the absence of U.S. tax incentives which helped sales in the first part of 2005, and slightly lower cash receipts. Farmers are expected to benefit from debt levels that remain well under control and from rising land values.

In other parts of the world, industry retail sales in Western Europe are forecast to be down about 5 percent for the year. Concerns over higher input costs, government policies and the future direction of farm subsidies are expected to put downward pressure on sales in the region for the year. In South America, industry sales are forecast to be down about 5 percent as a result of a relatively strong Brazilian currency, a reduction in soybean acreage in Brazil and concerns regarding foot-and-mouth disease.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be down 2 to 4 percent for the year. Company sales are expected to benefit from a number of newly introduced products, including a line of more-powerful and fuel-efficient large tractors.

•                  Commercial & Consumer Equipment. Sales of John Deere commercial and consumer equipment are forecast to be up 10 to 12 percent for the year with benefit from newly introduced products, an assumed return to more normal weather patterns and a full year of sales from the division’s recent landscapes-business acquisition. Division sales are also expected to be helped by an expanded presence of John Deere products in the mass channel.

•                  Construction & Forestry.  Markets for construction equipment are forecast to experience further growth in 2006 as a result of U.S. economic conditions conducive to a healthy level of construction spending, especially in the nonresidential sector. On this basis, contractors and rental companies are expected to continue updating and expanding their fleets. Forestry equipment markets are projected to remain near last year’s level in the U.S. and Canada and to be lower in Europe. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to rise by 5 to 7 percent for fiscal 2006.

•                  Financial Services. Full-year net income for Deere’s financial-services operations is forecast to be about $350 million. The improvement is expected to be driven by growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $68.8 million for the quarter and $274.7 million for the year, compared with net income of $69.2 million and $270.6 million last year. Results for the fourth quarter were affected by narrower financing spreads, a higher provision for credit losses and lower gains on retail-note sales, almost fully offset by growth in the portfolio. Results for the full year benefited from growth in the portfolio and a lower provision for credit losses, partially offset by narrower financing spreads and lower gains on retail-note sales.

Net receivables and leases financed by JDCC were $15.906 billion at October 31, 2005, compared with $13.230 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $17.625 billion at October 31, 2005, compared with $16.282 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence, including worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops, real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs, international reaction to such programs, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).  The success of the fall harvest and the prices realized by farmers for their crops especially affect retail sales of agricultural equipment in the winter.

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the success of new product introduction initiatives and customer acceptance of new products; oil and energy prices and supplies; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; inflation and deflation rates, interest rate levels and foreign currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company-declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases, and the issuance and retirement of Company debt.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

Fourth Quarter and 2005 Press Release

(millions of dollars and shares except per share amounts)

	Three Months Ended October 31			Twelve Months Ended October 31
	2005	2004	% Change	2005	2004	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,396	$2,664	-10	$10,567	$9,717	+9
Commercial and consumer equipment net sales	766	745	+3	3,605	3,742	-4
Construction and forestry net sales	1,324	1,203	+10	5,229	4,214	+24
Total net sales *	4,486	4,612	-3	19,401	17,673	+10
Credit revenues	400	330	+21	1,450	1,276	+14
Other revenues	291	265	+10	1,080	1,037	+4
Total net sales and revenues *	$5,177	$5,207	-1	$21,931	$19,986	+10

Operating profit (loss): **
Agricultural equipment	$57	$267	-79	$970	$1,072	-10
Commercial and consumer equipment	(10)	(12)	-17	183	246	-26
Construction and forestry	177	194	-9	689	587	+17
Credit	128	127	+1	491	466	+5
Other	14	8	+75	41	5	+720
Total operating profit *	366	584	-37	2,374	2,376
Interest, corporate expenses and income taxes	(133)	(227)	-41	(927)	(970)	-4
Net income	$233	$357	-35	$1,447	$1,406	+3

Per Share:
Net income - basic	$.97	$1.44	-33	$5.95	$5.69	+5
Net income - diluted	$.96	$1.41	-32	$5.87	$5.56	+6

*                      Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,344	$1,410	-5	$5,890	$5,340	+10
Operating profit	$18	$128	-86	$544	$621	-12

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**               Operating profit is income before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2005 and 2004
(In millions of dollars and shares except per share amounts)

	2005	2004
Net Sales and Revenues
Net sales	$4,485.6	$4,611.7
Finance and interest income	399.4	314.8
Health care premiums and fees	181.9	196.0
Other income	110.1	84.4
Total	5,177.0	5,206.9

Costs and Expenses
Cost of sales	3,595.8	3,533.5
Research and development expenses	192.3	172.6
Selling, administrative and general expenses	591.6	575.9
Interest expense	217.3	149.5
Health care claims and costs	141.5	159.8
Other operating expenses	106.4	90.5
Total	4,844.9	4,681.8

Income of Consolidated Group Before Income Taxes	332.1	525.1
Provision for income taxes	98.4	166.2
Income of Consolidated Group	233.7	358.9

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.2	.2
Other	(1.1)	(2.4)
Total	(0.9)	(2.2)

Net Income	$232.8	$356.7

Per Share:
Net income - basic	$.97	$1.44
Net income - diluted	$.96	$1.41

Average Shares Outstanding:
Basic	239.0	247.6
Diluted	241.4	252.2

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2005 and 2004
(In millions of dollars and shares except per share amounts)

	2005	2004
Net Sales and Revenues
Net sales	$19,401.4	$17,673.0
Finance and interest income	1,439.5	1,195.7
Health care premiums and fees	724.9	766.2
Other income	364.7	351.2
Total	21,930.5	19,986.1

Costs and Expenses
Cost of sales	15,163.4	13,567.5
Research and development expenses	677.3	611.6
Selling, administrative and general expenses	2,218.6	2,117.4
Interest expense	761.0	592.1
Health care claims and costs	573.9	650.3
Other operating expenses	380.5	333.5
Total	19,774.7	17,872.4

Income of Consolidated Group Before Income Taxes	2,155.8	2,113.7
Provision for income taxes	715.1	708.5
Income of Consolidated Group	1,440.7	1,405.2

Equity in Income of Unconsolidated Affiliates
Credit	.6	.6
Other	5.5	.3
Total	6.1	.9

Net Income	$1,446.8	$1,406.1

Per Share:
Net income - basic	$5.95	$5.69
Net income - diluted	$5.87	$5.56

Average Shares Outstanding:
Basic	243.3	247.2
Diluted	246.4	253.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
As of October 31, 2005 and 2004
(In millions of dollars)

	2005	2004
Assets
Cash and cash equivalents	$2,258.2	$3,181.1
Marketable securities	2,449.7	246.7
Receivables from unconsolidated affiliates	18.4	17.6
Trade accounts and notes receivable - net	3,117.8	3,206.9
Financing receivables - net	12,869.4	11,232.6
Restricted financing receivables – net	1,457.9
Other receivables	561.1	663.0
Equipment on operating leases - net	1,335.6	1,296.9
Inventories	2,134.9	1,999.1
Property and equipment - net	2,364.8	2,161.6
Investments in unconsolidated affiliates	106.7	106.9
Goodwill	1,088.5	973.6
Other intangible assets - net	18.3	21.7
Prepaid pension costs	2,662.7	2,493.1
Other assets	430.9	515.4
Deferred income taxes	628.1	528.1
Deferred charges	133.8	109.7
Total Assets	$33,636.8	$28,754.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,883.8	$3,457.5
Payables to unconsolidated affiliates	140.8	142.3
Accounts payable and accrued expenses	4,384.2	3,973.6
Health care claims and reserves	128.4	135.9
Accrued taxes	214.3	179.2
Deferred income taxes	62.7	62.6
Long-term borrowings	11,738.8	11,090.4
Retirement benefit accruals and other liabilities	3,232.3	3,319.7
Total liabilities	26,785.3	22,361.2
Stockholders’ equity	6,851.5	6,392.8
Total Liabilities and Stockholders’ Equity	$33,636.8	$28,754.0

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2005 and 2004
(In millions of dollars)

	2005	2004
Cash Flows from Operating Activities
Net income	$1,446.8	$1,406.1
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	26.1	51.4
Provision for depreciation and amortization	636.5	621.0
Undistributed earnings of unconsolidated affiliates	(4.1)	20.7
Provision (credit) for deferred income taxes	(49.3)	385.0
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(468.6)	(863.7)
Inventories	(324.1)	(501.3)
Accounts payable and accrued expenses	336.9	872.7
Retirement benefit accruals/prepaid pension costs	(312.0)	(1,245.7)
Other	(71.6)	(250.1)
Net cash provided by operating activities	1,216.6	496.1

Cash Flows from Investing Activities
Collections of financing receivables	8,076.5	7,611.6
Proceeds from sales of financing receivables	55.2	2,206.8
Proceeds from maturities and sales of marketable securities	1,065.0	66.7
Proceeds from sales of equipment on operating leases	399.1	444.4
Proceeds from sales of businesses	50.0	90.6
Cost of financing receivables acquired	(10,488.8)	(10,493.5)
Purchases of marketable securities	(3,276.3)	(79.6)
Purchases of property and equipment	(512.6)	(363.8)
Cost of operating leases acquired	(342.0)	(290.6)
Acquisitions of businesses, net of cash acquired	(169.7)	(192.9)
Increase in receivables with unconsolidated affiliates		(68.7)
Other	(29.6)	(.1)
Net cash used for investing activities	(5,173.2)	(1,069.1)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	1,814.3	(356.0)
Proceeds from long-term borrowings	3,805.4	2,189.5
Principal payments on long-term borrowings	(1,509.7)	(2,312.7)
Proceeds from issuance of common stock	153.6	250.8
Repurchases of common stock	(918.9)	(193.1)
Dividends paid	(289.7)	(246.6)
Other	(1.9)	(.4)
Net cash provided by (used for) financing activities	3,053.1	(668.5)

Effect of Exchange Rate Changes on Cash	(19.4)	38.1

Net Decrease in Cash and Cash Equivalents	(922.9)	(1,203.4)
Cash and Cash Equivalents at Beginning of Year	3,181.1	4,384.5
Cash and Cash Equivalents at End of Year	$2,258.2	$3,181.1

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)               Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2005	2004	2005	2004

Dividends declared	$.31	$.28	$1.21	$1.06
Dividends paid	$.31	$.28	$1.18	$1.00

(2)               The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)               Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2005	2004	2005	2004

Net income	$232.8	$356.7	$1,446.8	$1,406.1

Other comprehensive income (loss), net of tax:

Change in minimum pension liability adjustment	(51.7)	1,020.8	(51.7)	1,020.8

Change in cumulative translation adjustment	44.8	92.3	61.5	88.3

Unrealized gain (loss) on investments	(5.1)	2.4	(6.1)	.2

Unrealized gain on derivatives	3.7	2.2	12.6	16.0

Comprehensive income	$224.5	$1,474.4	$1,463.1	$2,531.4

(4)               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” (Deere & Company with Financial Services on the Equity Basis) include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2005 and 2004

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$4,485.6	$4,611.7
Finance and interest income	26.8	26.2	$440.6	$348.8
Health care premiums and fees			187.0	200.6
Other income	96.3	57.1	19.7	34.7
Total	4,608.7	4,695.0	647.3	584.1

Costs and Expenses
Cost of sales	3,599.9	3,537.2
Research and development expenses	192.3	172.6
Selling, administrative and general expenses	478.5	468.8	114.5	109.0
Interest expense	51.1	48.0	177.8	112.7
Interest compensation to Financial Services	56.4	49.0
Health care claims and costs			141.5	159.8
Other operating expenses	40.5	29.0	71.4	67.8
Total	4,418.7	4,304.6	505.2	449.3

Income of Consolidated Group Before Income Taxes	190.0	390.4	142.1	134.8
Provision for income taxes	48.2	119.5	50.2	46.8
Income of Consolidated Group	141.8	270.9	91.9	88.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	81.4	83.1	.2	.2
Other	9.6	2.7
Total	91.0	85.8	.2	.2

Net Income	$232.8	$356.7	$92.1	$88.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Years Ended October 31, 2005 and 2004

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$19,401.4	$17,673.0
Finance and interest income	118.8	83.2	$1,601.5	$1,353.7
Health care premiums and fees			745.1	784.8
Other income	308.1	236.1	100.9	154.3
Total	19,828.3	17,992.3	2,447.5	2,292.8

Costs and Expenses
Cost of sales	15,179.3	13,582.3
Research and development expenses	677.3	611.6
Selling, administrative and general expenses	1,766.8	1,647.6	459.1	477.1
Interest expense	211.3	205.0	607.3	423.3
Interest compensation to Financial Services	223.1	205.1
Health care claims and costs			573.9	650.3
Other operating expenses	146.4	97.7	275.5	271.4
Total	18,204.2	16,349.3	1,915.8	1,822.1

Income of Consolidated Group Before Income Taxes	1,624.1	1,643.0	531.7	470.7
Provision for income taxes	527.7	546.4	187.3	162.1
Income of Consolidated Group	1,096.4	1,096.6	344.4	308.6

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	317.4	306.2	.6	.6
Other	33.0	3.3
Total	350.4	309.5	.6	.6

Net Income	$1,446.8	$1,406.1	$345.0	$309.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA
CONDENSED BALANCE SHEET
As of October 31, 2005 and 2004

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Assets
Cash and cash equivalents	$1,943.9	$2,915.1	$314.2	$266.0
Cash equivalents deposited with unconsolidated subsidiaries	179.7	224.4
Cash and cash equivalents	2,123.6	3,139.5	314.2	266.0
Marketable securities	2,158.7		291.0	246.7
Receivables from unconsolidated subsidiaries and affiliates	324.4	1,469.5	.3	.7
Trade accounts and notes receivable – net	873.7	781.5	2,621.6	2,765.8
Financing receivables – net	5.6	64.7	12,863.8	11,167.9
Restricted financing receivables - net			1,457.9
Other receivables	401.2	498.4	159.9	164.6
Equipment on operating leases – net		8.9	1,335.6	1,288.0
Inventories	2,134.9	1,999.1
Property and equipment –net	2,277.3	2,112.3	87.6	49.4
Investments in unconsolidated subsidiaries and affiliates	2,478.4	2,250.2	4.3	4.1
Goodwill	1,088.5	973.6
Intangible assets – net	18.3	21.6		.1
Prepaid pension costs	2,638.5	2,474.5	24.2	18.6
Other assets	173.5	206.2	257.3	309.1
Deferred income taxes	729.7	656.7	11.1
Deferred charges	102.2	86.8	32.5	23.7
Total Assets	$17,528.5	$16,743.5	$19,461.3	$16,304.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$677.4	$311.9	$6,206.4	$3,145.6
Payables to unconsolidated subsidiaries and affiliates	141.1	142.8	485.7	1,676.3
Accounts payable and accrued expenses	4,044.7	3,683.8	717.9	631.0
Health care claims and reserves			128.4	135.9
Accrued taxes	188.2	162.0	26.1	17.2
Deferred income taxes	11.8	35.9	163.6	155.3
Long-term borrowings	2,423.4	2,728.5	9,315.4	8,361.9
Retirement benefit accruals and other liabilities	3,190.4	3,285.8	41.9	33.9
Total liabilities	10,677.0	10,350.7	17,085.4	14,157.1
Stockholders’ equity	6,851.5	6,392.8	2,375.9	2,147.6
Total Liabilities and Stockholders’ Equity	$17,528.5	$16,743.5	$19,461.3	$16,304.7

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2005 and 2004

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$1,446.8	$1,406.1	$345.0	$309.2
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	13.2	9.3	12.9	42.1
Provision for depreciation and amortization	377.4	362.7	297.9	291.7
Undistributed earnings of unconsolidated subsidiaries and affiliates	(181.8)	156.2	(.6)	(.5)
Provision (credit) for deferred income taxes	(40.2)	374.4	(9.1)	10.6
Changes in assets and liabilities:
Receivables	16.7	(112.9)	(4.3)	35.6
Inventories	(68.5)	(293.6)
Accounts payable and accrued expenses	295.6	916.0	78.5	(9.0)
Other**	(197.8)	(1,435.0)	(134.9)	(26.3)
Net cash provided by operating activities	1,661.4	1,383.2	585.4	653.4

Cash Flows from Investing Activities
Collections of receivables		37.0	27,407.3	24,015.1
Proceeds from sales of financing receivables			132.7	2,333.6
Proceeds from maturities and sales of marketable securities	1,016.0		48.9	66.7
Proceeds from sales of equipment on operating leases	5.6	.8	393.5	443.6
Proceeds from sales of businesses	50.0	90.4		.2
Cost of receivables acquired		(17.3)	(30,415.2)	(27,864.3)
Purchases of marketable securities	(3,175.4)		(100.9)	(79.5)
Purchases of property and equipment	(466.9)	(345.9)	(45.7)	(18.0)
Cost of operating leases acquired			(687.4)	(571.1)
Acquisitions of businesses, net of cash acquired	(169.7)	(192.9)
Decrease in receivables with unconsolidated affiliates				274.3
Other	(10.5)	34.4	(42.9)	(37.2)
Net cash used for investing activities	(2,750.9)	(393.5)	(3,309.7)	(1,436.6)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	96.7	(63.3)	1,717.7	(292.8)
Change in intercompany receivables/payables	1,132.7	(1,656.1)	(1,177.4)	1,264.3
Proceeds from long-term borrowings		10.9	3,805.4	2,178.7
Principal payments on long-term borrowings	(76.6)	(267.4)	(1,433.0)	(2,045.2)
Proceeds from issuance of common stock	153.6	250.8
Repurchases of common stock	(918.9)	(193.1)
Dividends paid	(289.7)	(246.6)	(166.7)	(444.2)
Other	(2.0)	(.4)	23.7	2.7
Net cash provided by (used for) financing activities	95.8	(2,165.2)	2,769.7	663.5

Effect of Exchange Rate Changes on Cash	(22.2)	27.6	2.8	10.5

Net Increase (Decrease) in Cash and Cash Equivalents	(1,015.9)	(1,147.9)	48.2	(109.2)
Cash and Cash Equivalents at Beginning of Year	3,139.5	4,287.4	266.0	375.2
Cash and Cash Equivalents at End of Year	$2,123.6	$3,139.5	$314.2	$266.0

*	Deere & Company with Financial Services on the equity basis.

**	Primarily related to pension and other postretirement benefits in 2004.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.